Exhibit 99.1

  The TJX Companies, Inc. Reports Second Quarter Fiscal 2005 Results


    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Aug. 17, 2004--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 31, 2004. Net sales for the second quarter were $3.4 billion, a 12% increase over last year, with consolidated comparable store sales increasing 3% over the prior year. Net income was $118 million and diluted earnings per share were $.24, which equalled last year's earnings per share.
    For the first half of fiscal 2005, net sales were $6.8 billion, 16% over last year, and year-to-date consolidated comparable store sales increased 6% over last year. Net income was $286 million and diluted earnings per share were $.57, up 24% over $.46 per share last year.
    Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., commented, "While our second quarter results did not meet the expectations we had set at the beginning of the year, I am pleased that year-to-date earnings per share are in line with our original plan at the half-year mark. We maintained our inventory discipline when sales trends softened during the second quarter and took higher markdowns to keep merchandise turning and our stores fresh. In this way, we stayed true to our mission of offering our customers rapidly changing merchandise assortments and kept our stores ready for the flow of new, fall product. As we enter the back half of the year, inventories are in great shape, which positions us well to continue to take advantage of the numerous buying opportunities in the marketplace.
    "At The Marmaxx Group, the combination of T.J. Maxx and Marshalls, second quarter sales increased 6% over last year and comparable store sales increased 2%. Segment profit was $203 million, up 6% over last year, but below our plan. Merchandise margins improved over last year's margins, but did not reach our targeted levels. While trends in men's and home fashions categories remained weak, we are pleased that sales of footwear, accessories and jewelry, which are departments that we are expanding, as well as women's apparel, continued to be very strong. By the end of September, we expect to have completed the majority of the 300 new jewelry/accessories expansions at T.J. Maxx and the 60-plus new footwear departments at Marshalls that we plan for this year, which we believe will benefit the third and fourth quarters. Marmaxx was extremely disciplined in clearing summer merchandise and readying our stores for the fall selling season and inventories are in very good shape. New T.J. Maxx and Marshalls stores continue to perform well and we now expect to net a total of 50 stores this year."
    English continued, "HomeGoods' second quarter sales increased 15% and comparable store sales decreased 1%. Bottom-line results were below last year and our expectations. HomeGoods' second quarter results were impacted by lighter-than-optimal summer, seasonal inventories, which had been in high demand early in the season. That said, we continue to be bullish about this unique concept, which offers great values on a rapidly changing assortment of home fashions. At HomeGoods, we now expect to add 34 stores, which includes both the freestanding and superstore format and represents a 17% increase in selling square footage.
    "At our Canadian divisions, Winners and HomeSense, second quarter sales increased 19% above last year. Comparable store sales increased 12% in U.S. dollars and a very strong 11% in local currency over the prior year. Winners' segment profit for the quarter increased 16%. These results were primarily due to this division's solid execution of its merchandising and inventory strategies. Winners did a great job of transitioning seasons and saw strong comparable store sales growth across most major merchandise categories. In addition, we are pleased that our HomeSense concept continues to take hold in Canada, as this young division grows its business. We are on schedule to add 8 Winners and 15 HomeSense stores by the end of 2004, increasing our selling square footage by 13% in Canada this year.
    "At T.K. Maxx, in the U.K. and Ireland, second quarter sales increased 31% and comparable store sales increased 13% in U.S. dollars. In local currency, T.K. Maxx's comparable store sales increased 1% over a 4% increase the prior year, but were below plan. Segment profit increased 16% over the prior year, but below our expectations, as a result of softer sales trends. Despite the second quarter shortfall in sales, we remain very pleased with the growth of our T.K. Maxx concept. New stores are performing well, there is enthusiastic response to this concept in both existing and new markets, and there are plenty of real estate opportunities for this division as it continues to expand in the U.K. and Ireland. We are on track to grow this division's selling square footage by 26% in 2004, adding a total of 25 stores."
    English continued, "A.J. Wright posted a 23% increase in sales in the second quarter and a comparable store sales increase of 2% over a very strong 11% increase last year. We believe that our A.J. Wright customers are more sensitive to economic conditions, which impacted this division's results. Due to soft sales and related markdown activity, bottom-line results for this young division were below last year and our expectations. We continue to be excited about the growth potential for this concept, which offers great, off-price values to moderate-income shoppers. This year, we are expanding A.J. Wright to California, with five store openings. We believe this densely populated market holds great growth opportunities for this concept. For the year, we are on schedule to increase this division's selling square footage by 31%, adding 32 stores to A.J. Wright's store base."
    English continued, "At Bob's Stores, which we acquired in December 2003, total sales were $64 million, which was below our plan. While we expected Bob's Stores to report a loss in the second quarter, the bottom-line impact of soft sales and related markdowns was more than we anticipated. That said, Bob's Stores continued to improve its inventory management discipline during the quarter, making way for fresher, fall merchandise assortments. This was Bob's Stores' second quarter as a TJX division and we continue to refine this business, including working with promotional levels and merchandising strategies. Our plan is to grow this business slowly and deliberately. We plan to open two stores this fall and continue to view Bob's Stores as an excellent long-term growth vehicle. Over the long term, we expect to expand this uniquely positioned concept to 400 stores in the U.S.
    "We continue to generate significant returns on investment, which gives us the ability to grow our store base and the infrastructure to support it, while simultaneously pursuing our sizable share repurchase program and maintaining our strong financial position. During the second quarter, we spent a total of $171 million, retiring 7.3 million shares of TJX stock, which was more than we had planned."
    English concluded, "There are many factors that give me confidence in our business. Our inventories are in great shape and we are in a very liquid open-to-buy position, which allows us to continue to pursue our close-to-need buying strategies and offer our customers the right fashions at the right values. We are pleased with customers' enthusiastic response to our assortments of women's fashions and our expanded footwear and jewelry/accessories departments, all of which are important categories in the back half of the year. We also are excited about our upcoming launches of e-commerce websites for our T.J. Maxx and HomeGoods businesses, which we have planned for this fall. New stores across all divisions are performing well, and our very strong financial position continues to serve as a foundation upon which to grow our business this year and beyond."

    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 753 T.J. Maxx, 684 Marshalls, 192 HomeGoods, and 108 A.J. Wright stores, as well as 31 Bob's Stores, in the United States. In Canada, the Company operates 162 Winners and 32 HomeSense stores, and in Europe, 154 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.

    At 11:00 a.m. EDT today, Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., will hold a conference call with stock analysts to discuss the Company's fiscal 2005 second quarter results, operations and business trends. The call will be webcast simultaneously at www.tjx.com. A replay of the call will also be available by dialing (888) 300-0172 through Tuesday, August 24, 2004. Additionally, TJX expects to release its August 2004 sales results on Thursday, September 2, 2004, at approximately 8:15 a.m. EDT. Concurrent with the press release, a recorded message with more detailed information regarding TJX's August sales results, operations and business trends will be available by calling (703) 736-7248 or via the Internet at www.tjx.com. That sales recording will remain available via the phone through Thursday, September 9, 2004. Archived versions of our recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems; our ability to continue to generate adequate cash flows; general economic conditions; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.


              THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                                FINANCIAL SUMMARY
                                   (Unaudited)
                 (Dollars In Thousands Except Per Share Amounts)

                                                Thirteen Weeks Ended
                                              ----------------------
                                               July 31,      July 26,
                                                 2004          2003
                                              --------      --------

Net sales                                   $3,414,287    $3,046,184
Cost of sales, including buying and
 occupancy costs                             2,629,207     2,327,058
Selling, general and administrative
 expenses                                      584,751       510,818
Interest expense, net                            6,993         7,228
                                               --------     --------
Income before provision for income taxes       193,336       201,080
Provision for income taxes                      75,094        77,818
                                               --------     --------
Net income                                  $  118,242    $  123,262
                                               ========     ========
Diluted earnings per share:
  Net income                                $      .24    $      .24

Cash dividends declared per share           $     .045    $     .035

Weighted average shares for diluted
  earnings per share computation           499,183,659   514,340,496



              THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                                FINANCIAL SUMMARY
                                   (Unaudited)
                (Dollars In Thousands Except Per Share Amounts)

                                               Twenty-Six Weeks Ended
                                              ------------------------
                                                July 31,      July 26,
                                                  2004           2003
                                              --------        -------

Net sales                                   $6,767,024     $5,834,889

Cost of sales, including buying and
 occupancy costs                             5,147,553      4,440,688
Selling, general and administrative
 expenses                                    1,138,225        993,709
Interest expense, net                           13,576         14,206
                                              --------        -------
Income before provision for income taxes       467,670        386,286
Provision for income taxes                     181,316        149,493
                                              --------        -------
Net income                                  $  286,354     $  236,793
                                              ========        =======
Diluted earnings per share:
  Net income                                $      .57     $      .46

Cash dividends declared per share           $      .09     $      .07

Weighted average shares for diluted
  earnings per share computation           501,949,341    517,399,853



              THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                            CONDENSED BALANCE SHEETS
                                   (Unaudited)
                                  (In Millions)
                                                   July 31,   July 26,
                                                      2004       2003
                                                   --------   --------
ASSETS
Current assets:
  Cash and cash equivalents                       $   135.6   $   44.0
  Accounts receivable and other current assets        320.5      241.5
  Current deferred income taxes, net                    6.2       11.3
  Merchandise inventories                           2,217.0    2,017.9
                                                   --------   --------
     Total current assets                           2,679.3    2,314.7
                                                   --------   --------
Property and capital leases, net of depreciation    1,644.7    1,489.7
Other assets                                          105.8      113.6
Goodwill and tradename, net of amortization           183.6      179.3
                                                   --------   --------
     TOTAL ASSETS                                 $ 4,613.4   $4,097.3
                                                   ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt          $   105.0   $   15.0
  Accounts payable                                  1,142.0    1,040.4
  Accrued expenses and other current liabilities      737.6      607.8
                                                   --------    -------
     Total current liabilities                      1,984.6    1,663.2
                                                   --------    -------
Other long-term liabilities                           373.1      347.4
Non-current deferred income taxes, net                156.1       68.8
Long-term debt                                        566.8      664.9

Shareholders' equity                                1,532.8    1,353.0
                                                   --------    -------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $ 4,613.4   $4,097.3
                                                   ========    =======



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                  (In Millions)
                                                Twenty-Six Weeks Ended
                                                ----------------------
                                                    July 31,  July 26,
                                                       2004       2003
                                                    --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $ 286.4  $ 236.8
  Depreciation and amortization                        135.7    112.1
  Deferred income tax provision                         36.5     32.5
  (Increase) in accounts receivable and other
   current assets                                      (69.7)   (61.0)
  (Increase) in merchandise inventories               (276.5)  (444.3)
  Increase in accounts payable                         182.3    217.0
  Increase (decrease) in accrued expenses and other
   liabilities                                          31.7    (73.4)
  Other, net                                            23.9     22.0
                                                     --------  -------
Net cash provided by operating activities              350.3     41.7
                                                     --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                  (138.2)  (188.2)
  Other                                                   .3       .3
                                                     --------  -------
Net cash (used in) investing activities               (137.9)  (187.9)
                                                     --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments for repurchase of common stock             (315.8)  (277.3)
  Cash dividends paid                                  (39.7)   (33.5)
  Other                                                 34.1      8.8
                                                     --------  -------
Net cash (used in) financing activities               (321.4)  (302.0)
                                                     --------  -------
Effect of exchange rate changes on cash                 (1.8)     (.1)
                                                     --------  -------
Net (decrease) in cash and cash equivalents           (110.8)  (448.3)
Cash and cash equivalents at beginning of year         246.4    492.3
                                                     -------- --------
Cash and cash equivalents at end of period           $ 135.6  $  44.0
                                                     ========  =======



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                                   (Unaudited)
                                 (In Thousands)
                                                Thirteen Weeks Ended
                                             -------------------------
                                                July 31,      July 26,
                                                   2004           2003
                                             -----------  ------------
Net sales:
  Marmaxx                                  $ 2,442,162   $ 2,301,463
  Winners and HomeSense                        292,566       245,794
  T.K. Maxx                                    275,426       209,921
  HomeGoods                                    222,079       192,975
  A.J. Wright                                  118,262        96,031
  Bob's Stores                                  63,792             -
                                             -----------  ------------
                                           $ 3,414,287   $ 3,046,184
                                             ===========  ============
Segment profit or (loss):
  Marmaxx                                  $   202,582   $   191,800
  Winners and HomeSense                         21,101        18,138
  T.K. Maxx                                      9,533         8,184
  HomeGoods                                       (626)        6,114
  A.J. Wright                                   (3,239)        1,839
  Bob's Stores                                  (8,231)            -
                                             -----------  ------------
                                               221,120       226,075

General corporate expense                       20,791        17,767
Interest expense, net                            6,993         7,228
                                             -----------  ------------
Income before provision for income taxes   $   193,336   $   201,080
                                             ===========  ============
Stores in operation:
  T.J. Maxx                                        753           727
  Marshalls                                        684           649
  Winners                                          162           154
  HomeGoods                                        192           160
  T.K. Maxx                                        154           132
  A.J. Wright                                      108            84
  HomeSense                                         32            21
  Bob's Stores                                      31             -
                                             -----------  ------------
     Total                                       2,116          1,927
                                             ===========  ============



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                                   (Unaudited)
                                 (In Thousands)

                                                Twenty-Six Weeks Ended
                                                ----------------------
                                                July 31,      July 26,
Net sales:                                         2004          2003
                                                ----------   ---------
  Marmaxx                                      $4,863,386  $4,451,549
  Winners and HomeSense                           562,191     447,577
  T.K. Maxx                                       538,673     387,174
  HomeGoods                                       448,511     370,037
  A.J. Wright                                     229,108     178,552
  Bob's Stores                                    125,155           -
                                                ----------   ---------
                                               $6,767,024  $5,834,889
                                                ==========  ==========
Segment profit or (loss):
  Marmaxx                                      $  474,496  $  385,685
  Winners and HomeSense                            45,494      29,931
  T.K. Maxx                                        11,476       9,100
  HomeGoods                                         4,535      10,646
  A.J. Wright                                      (6,192)       (506)
  Bob's Stores                                     (6,981)          -
                                                ----------   ---------
                                                  522,828     434,856

General corporate expense                          41,582      34,364
Interest expense, net                              13,576      14,206
                                                ---------    ---------
Income before provision for income taxes       $  467,670  $  386,286
                                                =========    =========
Stores in operation:
  T.J. Maxx                                           753         727
  Marshalls                                           684         649
  Winners                                             162         154
  HomeGoods                                           192         160
  T.K. Maxx                                           154         132
  A.J. Wright                                         108          84
  HomeSense                                            32          21
  Bob's Stores                                         31           -
                                                ---------    ---------
     Total                                          2,116       1,927
                                                =========    =========

The TJX Companies, Inc.                          Notes To Consolidated
and Consolidated Subsidiaries           Condensed Financial Statements

   1. During the second quarter ended July 31, 2004, TJX completed its $1 billion stock repurchase program and announced that its Board of Directors had approved a new multi-year program for the repurchase of an additional $1 billion of TJX common stock. During the six months ended July 31, 2004, TJX repurchased
12.9 million shares at a cost of $308.6 million. During the second quarter ended July 31, 2004, TJX repurchased 7.3 million shares of its common stock, at a cost of $171.5 million. Through July 31, 2004, under its current $1 billion multi-year stock repurchase program, TJX has repurchased 5.5 million shares at a cost of $127.2 million.

   2 . Certain amounts in the prior period's financial statements have been reclassified to be consistent with the current year's presentation.


    CONTACT: TJX Companies
             Sherry Lang, 508-390-2323
             Vice President
             Investor and Public Relations